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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS CONSENT



The board of Directors and Shareholders
PLD Telekom Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of PLD Telekom Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of PLD Telekom Inc. and subsidiaries as at December 31, 1996 and 1995 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of PLD Telekom Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                /s/KPMG
                                                --------
                                                KPMG

Calgary, Canada
August 26, 1997